FORWARD-LOOKING STATEMENTS

Forward-Looking Statements

This offering memorandum contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “target,” “estimate,” “project,” “intend” and similar expressions. These statements include, among others, statements regarding our expected business outlook, anticipated financial and operating results, our business strategy and means to implement our strategy, our objectives, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding our services, the expansion of our services, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such factors include, but are not limited to, the following:

•	our expectations regarding financial condition or results of operations in future periods;
•	our future sources of, and needs for, liquidity and capital resources;
•	our ability to comply with financial covenants in our Senior Credit Facilities (as defined under “Description of Other Indebtedness”);
•	the level of our indebtedness may limit our ability to execute our business strategy and increase the risk of default under our debt obligations;
•	availability of financing sources;
•	unfavorable general economic and market conditions;
•	reductions in federal, state and commercial payor reimbursement;
•	the ability of our home health agencies or pharmacies to comply with the conditions of participation in the Medicare program or Medicare supplier standards;
•	delays or suspensions of federal and state payments for services provided;
•	changes in industry pricing benchmarks, particularly “average wholesale price,” could adversely impact prices we get reimbursed by our customers, including state Medicaid programs, and the associated margins;
•	increased competition from our competitors, including competitors with greater resources, which could have the effect of reducing prices and margins and decreasing our ability to grow by acquisition at feasible prices;
•	the sources and amounts of our patient revenue, including the mix of patients and the rates of reimbursement among payors;
•	pharmacy benefit management, or PBM, client demands for enhanced service levels;
•	efforts to reduce healthcare costs;

•	increases or other changes in our acquisition cost for our products;
•	unforeseen contract terminations;
•	declines and other changes in revenue due to the expiration of short-term contracts;
•	difficulties with the implementation of our growth strategy and integrating businesses we have acquired or will acquire;
•	the ability to hire and retain key employees;
•	difficulties in the implementation and ongoing evolution of our operating systems;
•	the outcome of lawsuits and governmental investigations;
•	the impact of any new requirements on compounding pharmacies;
•	risks associated with increased government regulation related to the health care and insurance industries in general, and more specifically, home infusion, home health and specialty pharmaceutical distribution organizations;
•	network lock-outs and decisions to in-source by health insurers or health systems;
•	existence of complex laws and regulations relating to our business; and
•	other factors discussed from time to time in our filings with the SEC, including factors discussed under the heading “Risk Factors” in our annual report on Form 10-K/A for the year ended December 31, 2012, as amended, filed with the SEC on December 16, 2013 and our quarterly report on Form 10-Q for the three months ended September 30, 2013, filed with the SEC on November 12, 2013.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

SUMMARY

The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this offering memorandum. You should read carefully the following summary together with the more detailed information contained in this offering memorandum and the information incorporated by reference into this offering memorandum, including the “Risk Factors” section beginning on page 15 of this offering memorandum and the “Risk Factors” section in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012, in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, and in the other reports that we file with the SEC. This summary is not complete and does not contain all of the information you should consider when making your investment decision.

Unless otherwise indicated, the terms “BioScrip,” “the Company,” “our company,” “us,” “we” and “our” refer to BioScrip, Inc. together with its subsidiaries. As used herein the terms “Adjusted EBITDA” and “Segment Adjusted EBITDA” shall have the meanings provided in our Annual Report on Form 10-K/A for the year ended December 31, 2012 and Quarterly Reports for the quarters ended March 31, June 30 and September 30, 2013.

Our Company

We are a national provider of home infusion and other home healthcare services that partners with patients, physicians, hospitals, healthcare payors and pharmaceutical manufacturers to provide clinical management solutions and deliver cost-effective access to prescription medications and home healthcare services. Our services are designed to improve clinical outcomes to patients with chronic and acute healthcare conditions while controlling overall healthcare costs.

Our platform provides nationwide service capabilities and the ability to deliver clinical management services that offer patients a high-touch, home-based and community-based care environment. Our core services are provided in coordination with, and under the direction of, the patients' physicians. Our infusion and home health professionals, including pharmacists, nurses, dieticians, respiratory therapists and physical therapists, work with physicians to develop a plan of care suited to our patients' specific needs. Whether in the home, physician office, ambulatory infusion center or other alternate site of care, we provide products, services and condition-specific clinical management programs that aim to tailor to improve the care of individuals with complex health conditions such as cancer, multiple sclerosis, organ transplants, bleeding disorders, rheumatoid arthritis, immune deficiencies and congestive heart failure.

Infusion Services Market

Home infusion services represent an over $10 billion market opportunity, and the market remains largely fragmented with local and regional companies with limited footprints representing the majority of the market. We are the third-largest provider of home infusion services with an estimated 8% market share, and the top three providers account for only approximately 35% of the market. The fragmented nature of the market and the limited scale and footprint of regional and local players provide ample organic and acquisitive growth opportunities. Industry participants compete primarily on the basis of service and strive to differentiate themselves based on responsiveness to customer demands; the commitment to provide flexible, clinically-oriented services; and quality, scope and cost of clinical support programs and services. Our “Centers of Excellence” offer a high-touch, high-service approach to care on a local basis, which we believe differentiates our service.

Our primary home infusion market has several strong fundamental drivers of growth:

•	Aging Population Living Longer with More Chronic Diseases: The aging of the U.S. population is expanding the number of Americans 65 years and older, a population set expected to exceed 70 million by 2030. The average number of patients with multiple chronic conditions expands as a patient population ages, and chronic conditions increase a patient’s likelihood of requiring infusion services. Additionally, expanding coverage due to healthcare reform is expected to increase the number of dual eligibles and the number of insured, with a projected 30 – 40 million uninsured gaining coverage. Both of these populations have a high incidence of chronic conditions and are expected to further drive the growth in home infusion services.
•	Drug Pipeline and Technological Advancements: There are an estimated 600 specialty drugs in development targeting a number of chronic conditions and illnesses. Many of these drugs will need some degree of specialized, hands-on administration via injection or infusion. Ongoing advances in technology have allowed for convenient and reliable infusion of complex medications in the home. We believe we are well-positioned to capitalize on the specialty pipeline as increased utilization of specialty pharmaceuticals administered in a home setting should drive increased demand for our services.
•	Focus on Cost Containment and Outcomes: Significant cost savings typically are achieved by payors and patients when infusion therapies are administered in the home versus other settings such as hospitals, skilled nursing facilities or other post-acute care facilities. We believe these cost savings position us to benefit from healthcare reform. As healthcare reform continues to focus on cost-reduction initiatives, home infusion and other low-cost in-home therapeutic alternatives will be impacted favorably by revised coverage.
•	Patient Convenience, Privacy and Autonomy: Patients increasingly want to be home and avoid treatment in a hospital setting. Treatment in a home setting is the most convenient, comfortable and desirable choice for many patients. Consequently, there is a growing trend in the utilization of home infusion services including transitional and pre-operative home infusion in consultation with a patient’s surgeon essentially leading to building the hospital room in a patient’s home. Furthermore, our ability to incorporate clinical capabilities into technology to effectively monitor and manage patients in a home setting positions us well to take advantage of the shift to a home based care.

Segments Overview

In 2012, we sold certain assets, rights and properties relating to our traditional and specialty pharmacy mail and community retail pharmacy store operations to Walgreen Co. (the “Pharmacy Services Asset Sale”). As a result of this transaction, we reevaluated our operating and reportable segments, changing from “Infusion/Home Health Services” and “Pharmacy Services” to our operating and reportable segments: “Infusion Services,” “Home Health Services” and “PBM Services.” These three operating and reportable segments reflect how our chief operating decision maker now reviews our results in terms of allocating resources and assessing performance.

We continue to evaluate our non-core businesses, such as our non-core PBM business segment, due to the non-strategic nature of these lines of business, volatility in performance and more limited growth opportunities. See “Risk Factors — Changes in economic and operating conditions may result in a future goodwill and/or indefinite-lived intangible asset impairment charge.”

Infusion Services

We are one of the largest providers of home infusion services in the United States. Home infusion involves the preparation, delivery, administration and clinical monitoring of pharmaceutical treatments that are administered to a patient via intravenous (into the vein), subcutaneous (into the fatty layer under the skin), intramuscular (into the muscle) and intra-spinal (into the membranes around the spinal cord) methods. These methods are employed when a physician determines that the best outcome can be achieved through utilization of one or more of the therapies provided through the routes of administration described above.

Our home infusion services primarily involve the intravenous administration of medications treating a wide range of acute and chronic conditions, such as infections, nutritional deficiencies, various immunologic and neurologic disorders, cancer, pain and palliative care. Our services are usually provided in the patient's home but may also be provided at outpatient clinics, the physician's office or at one of our ambulatory infusion centers. We receive payment for our home health services and medications pursuant to provider agreements with government sources, such as Medicare and Medicaid programs, managed care organizations (“MCOs”) and other commercial insurance (“Third Party Payors”).

We provide a wide array of home infusion products and services to meet the diverse needs of physicians, patients and payors. Diseases commonly requiring infusion therapy include infections that are unresponsive to oral antibiotics, cancer and cancer-related pain, dehydration and gastrointestinal diseases or disorders that prevent normal functioning of the gastrointestinal tract, which require IV fluids, parenteral or enteral nutrition. Other conditions treated with infusion therapies may include chronic diseases such as congestive heart failure, Crohn's disease, hemophilia, immune deficiencies, multiple sclerosis, rheumatoid arthritis, growth disorders and genetic enzyme deficiencies, such as Gaucher's or Pompe's disease. The therapies most commonly provided are listed below:

Therapy Type	Description
Parenteral Nutrition (PN)	Provide intravenous nutrition customized to the nutritional needs of the patient. PN is used in patients that cannot meet their nutritional needs via other means due to disease process or as a complication of a disease process, surgical procedure or congenital anomaly. PN may be used short term or chronically.
Enteral Nutrition (EN)	Provide nutrition directly to the stomach or intestine in patients who cannot chew or swallow nutrients in the usual manner. EN may be delivered via a naso-gastric tube or a tube placed directly into the stomach or intestine. EN may be used short term or chronically.
Antimicrobial Therapy	Provide intravenous antimicrobial medications used in the treatment of patients with various infectious processes such as: HIV/AIDS, wound infections, pneumonia, osteomyelitis, cystic fibrosis, Lyme disease and cellulitis. May also be used in patients with disease processes or therapies that may lead to infections when oral antimicrobials are not effective.
Chemotherapy	Provide injectable and/or infused medications in the home or the prescriber’s office for the treatment of cancer. Adjuvant medications may also be provided to minimize the side effects associated with chemotherapy.
Immune Globulin (IG) Therapy	Provide immune globulins intravenously or subcutaneously on an as-needed basis in patients with immune deficiencies or auto-immune diseases. This therapy may be chronic based on the etiology of the immune deficiency.
Pain Management	Provide analgesic medications intravenously, subcutaneously or epidurally. This therapy is generally administered as a continuous infusion via an internal or external infusion pump to treat severe pain associated with diseases such as COPD, cancer and severe injury.
Blood Factor Therapies	Provide medications to patients with one of several inherited bleeding disorders in which a patient does not manufacture the clotting factors necessary or use the clotting factors their liver makes appropriately in order to halt an external or internal bleed in response to a physical injury or trauma.
Inotropes Therapy	Provide intravenous inotropes in the home for the treatment of heart failure, either in anticipation of cardiac transplant or to provide palliation of heart failure symptoms. Inotropes increase the strength of weak heart muscles to pump blood. The therapy is only started in late phase heart failure when alternative therapies proved inadequate.
Respiratory Therapy/ Home Medical Equipment	Provide oxygen systems, continuous or bi-level positive airway pressure devices, nebulizers, home ventilators, respiratory devices, respiratory medications and other medical equipment.

Patients generally are referred to us by physicians, hospital discharge planners, MCOs and other referral sources. Our medications are compounded and dispensed under the supervision of a registered pharmacist in a state licensed pharmacy that is accredited by an independent accrediting organization. We only compound pursuant to a patient specific prescription and do so in compliance with USP 797 standards as required under state jurisdiction. The accrediting organization surveys for compliance with the USP 797 standards for sterile drug compounding pharmacies and has confirmed that we are in compliance with such standards. The therapy is typically administered in the patient's home by a registered nurse or trained caregiver. Depending on the preferences of the patient or the payor, these services may also be provided at one of our ambulatory infusion centers, a physician's office or another alternate site of administration.

We currently have relationships with a large number of MCOs and other Third Party Payors to provide pharmacy products and services, including infusion services. These relationships are primarily at a local or regional level. A key element of our business strategy is to leverage our relationships, geographic coverage, clinical expertise and reputation in order to gain contracts with payors. Our infusion service contracts typically provide for us to receive a fee for preparing and delivering medications and related equipment to patients in their homes. Pricing is typically negotiated in advance on the basis of Average Wholesale Price (“AWP”) minus some percentage of contractual discount, or Average Selling Price (“ASP”) plus some percentage. In addition, we typically receive a per diem payment for the service and supplies component of care provided to patients in connection with infusion services and a visit rate for the associated skilled nursing provided.

For the 12-month period ended September 30, 2013, our Infusion Services segment contributed 66.7% to total Segment Adjusted EBITDA.

Home Health Services

We conduct our home nursing and therapy services through state-licensed as well as Medicare-certified agencies. Our healthcare professionals provide healthcare services to adult and pediatric patients in their homes, including those suffering from chronic and acute illnesses, those in recovery from surgical procedures and those who require monitoring or care for other reasons. Our key services and program offerings are skilled nursing; wound care; oncology nursing and infusion nursing; rehabilitation services, which includes physical therapy; occupational therapy and speech language pathology; medical social services; and home health aide services. Our services are provided by registered nurses, licensed practical nurses, physical, occupational and speech therapists, infusion specialists, wound care specialists and social workers. Our home nursing offerings also include private duty nursing care, in which our nurses provide services on an hourly or shift basis, and intermittent nursing care, in which our nurses provide services on an irregular basis or for a limited period of time. Our nurses provide medical care to these patients through pain and symptom management, wound treatment and management, medication management, infusion therapy services, skilled assessment and observations of patients through home visits and telemonitoring and education to patients and family caregivers.

Most of our home nursing services are provided to beneficiaries of government sponsored programs. The majority of our skilled home nursing services are reimbursed by Medicare, based on the “prospective payment system” rates per episode, which varies with the complexity of patient condition. Our private duty nursing services are generally billed on an hourly basis and are reimbursed primarily through one of a number of MCOs contracted by the TennCare program to administer these services on behalf of state residents who qualify for such benefits.

For the 12-month period ended September 30, 2013, our Home Health Services segment contributed 5.6% to total Segment Adjusted EBITDA.

PBM Services

Our PBM Services segment provides prescription discount card programs and fully-integrated funded PBM services.

Prescription Discount Card Programs

Our discount card services provide a cost effective alternative for individuals who may be uninsured, underinsured or may have restrictive coverage that disallows reimbursement for certain medications. Under these discount programs, individuals who present a discount card at one of our participating network pharmacies receive prescription medications at a discounted price as compared to the retail price. The discount card programs are designed and marketed by consumer marketing organizations with which we contract. The marketing organizations receive a broker fee or commission for the sales generated. We contract with a third party PBM to process our discount card claims.

Funded PBM Services

Our funded PBM business provides employers, MCOs, Third Party Administrators (“TPAs”), and other third party payors (collectively, “Plan Sponsors”) cost-effective pharmacy benefit management services including (i) pharmacy network management; (ii) benefit plan design; (iii) formulary administration; (iv) drug utilization review; and (v) access to traditional and specialty medications for plan members through mail order.

For the 12 month period ended September 30, 2013, our PBM Services segment contributed 27.7% to total Segment Adjusted EBITDA.

Competitive Strengths

We have a number of competitive strengths, including:

Local Competitive Market Position within our National Platform and Infrastructure

As of September 30, 2013, we had a total of 117 locations in 29 states, encompassing 33 home nursing locations and 84 home infusion locations, including two contract affiliated infusion pharmacies. Our model combines local presence with comprehensive clinical programs for multiple therapies and specific delivery technologies (injectable and infusible). We also have the capabilities and payor relationships to distribute pharmaceuticals to all 50 states. We have more than 1,000 MCO relationships. We believe MCOs generally favor fully integrated vendors that can provide high-touch pharmacy solutions to their patients. We believe we are one of a limited number of pharmacy and home health services providers that can offer a truly national, integrated and comprehensive approach to managing a patient's chronic or acute conditions on behalf of his or her MCO.

Diversified and Favorable Payor Base

We provide prescription drugs, infusion, home health and clinical management services to a broad range of commercial and governmental payors. One payor accounted for 20% of consolidated revenue, and government payors including Medicare, state Medicaid and other government payors accounted for 24% of consolidated revenue during the nine months ended September 30, 2013. No single state Medicaid program accounted for more than 4% of consolidated revenue for the nine months period ended September 30, 2013. The remainder of our payor base, or 76% of consolidated revenue, is comprised of commercial payors.

The large cost savings by administering infusion therapies in the home versus hospitals, skilled nursing facilities, or other post-acute care facilities lends the business to potential benefits from healthcare reform. Under the current plan, Medicare offers limited reimbursement for home infusion therapy products and services. As healthcare reform continues to focus on cost-reduction initiatives, home infusion and other low-cost in-home therapeutic alternatives are expected to be impacted favorably by revised coverage. Depending on the drug prescribed to a patient, health plan cost savings of 20% to 60% per infusion can be possible when therapy is given at an alternate treatment site compared to other out-patient settings.

Effective Care Management Clinical Programs that are Designed to Produce Positive Clinical Outcomes and Reduce Readmissions

Our diversified and comprehensive clinical programs, which span numerous therapeutic areas, are designed to improve patient adherence and retention. Our home infusion business provides traditional infusion therapies for acute conditions with accompanying clinical management and home care. Our infusion product offerings and services are also designed to treat patients with chronic infusion needs. In addition to the long-term treatment associated with these chronic conditions, these conditions require ongoing caregiver counseling and education regarding patient treatment and ongoing monitoring to encourage patients to comply with the prescribed therapy, including programs for enteral and total parenteral nutrition and pediatric infusion.

Our Centers of Excellence focus interdisciplinary teams on providing clinical excellence with outstanding personal service. Externally qualified by a panel of leading industry experts, the Centers employ evidence-based standards of care, policies, and procedures built on industry-recognized best practices. They are led by specialists with advanced certifications and training who are dedicated to developing, improving, and sustaining clinical services to achieve optimal patient outcomes and exceed the expectations of patients and referral sources.

Our clinical management programs offer a number of multiple disease-state therapy regimens, which provides us opportunities to cross-sell services and technologies. We believe we have earned a positive reputation among patients, physicians, payors and pharmaceutical manufacturers by providing quality service and favorable clinical outcomes. We believe our platform provides the necessary programs and services for better and more efficient clinical outcomes for our clients.

Business Strategy

We seek to grow our business organically through several initiatives, including building managed care relationships, aligning our strategic offering with aggregators of lives and relationships, utilizing existing infrastructure of other organizations to expand sites of service and continuing to capitalize on chronic infused and injectable trends. We currently have over 100 million lives under contract nationally, and we intend to increase revenue from managed care relationships by leveraging our national panel presence for preferred access to lives in all markets. We are aligning our strategic offering by collaborating with other providers in coordinating pharmacy and nursing care of patients. We believe that sharing payor relationships for collaborative models allows us to provide a full service offering to payors who are seeking national or regional solutions of standards of care, outcomes reporting and utilization management. We are also utilizing the existing infrastructure of other organizations to expand our sites of service by partnering with physician offices, ambulatory clinics and hospitals. Furthermore, we are capitalizing on the growth in chronic infused and injectables by cross-selling site of service chronic management with core infusion care management programs to physicians.

Separately, as part of our announced strategy, we are actively pursuing opportunities to expand our business through acquisitions. Our industry sectors are extremely fragmented and consist of many different sized operators, and in that context we regularly explore acquisitions in the ordinary course of our business. As such, the opportunities we are actively pursuing are at various stages and of varying sizes, including some significantly sized businesses. Some of those opportunities may constitute “significant” acquisitions as defined by the SEC's Regulation S-X. We are evaluating, involved in discussions and participating in sale processes, both in the nearer term and the longer term, for potential acquisitions that, in certain cases, could have a material effect on our results of operations and financial condition. There can be no assurances that any of the opportunities we are pursuing will be completed, or that any resulting acquisition will be successful. See “Risk Factors — Our acquisition strategy exposes us to a variety of operational and financial risks” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013. The following are examples of our acquisition strategy:

•	InfuScience — On July 31, 2012, we acquired 100% of InfuScience, Inc. (“InfuScience”) for a cash payment of $38.3 million. To date, we have made additional cash payments of $1.6 million based on the achievement of expected operating results. The purchase price could increase to a total of $41.3 million based on the results of operations during the remaining 24 month period following the closing.

•	HomeChoice — On February 1, 2013, we acquired 100% of the ownership interest in HomeChoice Partners, Inc. (“HomeChoice”). The purchase price was $72.9 million at closing (the “HomeChoice Purchase Price”). The HomeChoice Purchase Price may also be increased by an amount up to $20 million if HomeChoice reaches certain performance milestones in the two years following the closing.
•	CarePoint Partners — On August 23, 2013, we completed the acquisition of the assets and assumed certain liabilities of CarePoint Partners Holdings LLC (“CarePoint”) and CarePoint's subsidiaries, pursuant to an Asset Purchase Agreement entered into on June 16, 2013. See “CarePoint Acquisition” in “Recent Developments”.

We have focused, and expect to continue to focus, our growth initiatives and capital in our Infusion Services segment, which we believe provides substantial organic and acquisition growth opportunities. Further, we continue to evaluate our non-core businesses, such as our PBM business segment, due to the non-strategic nature of these lines of business, volatility in performance, and more limited growth opportunities. See “Risk Factors — Changes in economic and operating conditions may result in a future goodwill and/or indefinite-lived intangible asset impairment charge.”

Recent Developments

CarePoint Acquisition

On August 23, 2013 (the “Closing Date”), we completed the acquisition of substantially all of the assets and assumed certain liabilities that constitute the home infusion business (the “CarePoint Business”) of CarePoint and CarePoint's subsidiaries (collectively, together with CarePoint, the “Sellers”) pursuant to an Asset Purchase Agreement (the “CarePoint Purchase Agreement”) for an aggregate purchase price of $223.0 million in cash, subject to certain adjustments (the “CarePoint Business Purchase Price”). The total consideration paid to the Sellers on the Closing Date was $211.1 million paid in cash (the “Closing Consideration). We funded the Closing Consideration with a combination of cash on hand and $150.0 million in borrowings under the Senior Credit Facilities. We withheld $10.0 million (the “Holdback Payment”) of the CarePoint Business Purchase Price pursuant to the CarePoint Purchase Agreement. The Sellers will be eligible to receive the Holdback Payment after the first anniversary of the Closing Date if the CarePoint Business achieves a specified level of product gross profit during the one-year period following the Closing Date. CarePoint was a provider of home and alternate-site infusion therapy for patients with complex, acute and chronic illnesses.

Home Health Segment

On February 1, 2014, we entered into a stock purchase agreement pursuant to which we agreed to sell our Home Health Services segment to certain wholly-owned subsidiaries of LHC Group, Inc., a Delaware corporation, for approximately $60.0 million, subject to a net working capital adjustment (the “Transaction”). The Transaction is subject to customary closing conditions, and the closing of the Transaction is expected to occur on the later of March 15, 2014 or the second business day following the satisfaction or waiver of closing conditions. We expect to use the net proceeds from the Transaction to pay down indebtedness. For the 12-month period ended September 30, 2013, Segment Adjusted EBITDA for our Home Health Services segment was $4.4 million.

PBM Segment

Our PBM segment continues to experience risks, including volume volatility and shifts in retail pharmacy chain pricing. In the third quarter of 2013, revenue declined due to the reduction of volume from our discount card distributors. Subsequent to the third quarter, the discount card business experienced a pronounced reduction in revenue per claim resulting from a revenue cap imposed by a major retail pharmacy. This pricing reduction affects the discount card business only and does not impact the funded business. We also anticipate additional pressures on EBITDA from the PBM segment due to volume volatility. This volume volatility and pricing pressure will have a material negative impact on our PBM Segment Adjusted EBITDA beginning the three months ended December 31, 2013, and our preliminary estimate is that it will negatively impact our PBM Segment Adjusted EBITDA by $13 to $15 million on an annual basis going forward. Also in the first quarter of 2013, we mutually agreed to terminate our relationship with a low margin PBM services client. The client contributed $36.2 million of our revenue in 2012 and $9.0 million of our revenue for the nine months ended September 30, 2013. For the 12-month period ended September 30, 2013, Segment Adjusted EBITDA for our PBM segment was $21.7 million.

The prospective financial information noted above with respect to our PBM segment is necessarily speculative in nature, and it is possible that the assumptions underlying this information will not materialize or may vary materially from actual results. See “Forward-Looking Statements” and “Risk Factors.”

Second Amendment to Senior Credit Facilities

On January 31, 2014, we entered into the Second Amendment (as defined under “Description of Other Indebtedness”) to the Senior Credit Facilities, which, among other things (i) provided additional flexibility with respect to compliance with the maximum net leverage ratio for the fiscal quarters ending December 31, 2013 through and including December 31, 2014, (ii) provided additional flexibility under the indebtedness covenants to permit (x) up to $150 million of second-lien debt and (y) up to $250 million of unsecured bonds, provided that 100% of the net proceeds are applied first to the Revolving Credit Facility (as defined under “Description of Other Indebtedness”), with no corresponding permanent commitment reduction, and then to the Term Loan B Facility (as defined under “Description of Other Indebtedness”), (iii) provides the requisite flexibility to sell non-core assets, subject to the satisfaction of certain conditions. See “Description of Other Indebtedness”, and (iv) increased the applicable interest rates for the Senior Credit Facilities until the occurrence of certain triggering events.

Upon the completion of this offering, the application of the proceeds as described under “Use of Proceeds,” and the delivery of the financial statements for the relevant fiscal period, the applicable interest rates for the Senior Credit Facilities will revert to the rates in effect prior to the effectiveness of the Second Amendment.

Corporate Information

We were incorporated in Delaware in 1996 as MIM Corporation, with our primary business and operations being pharmacy benefit management services. Over the years, we have expanded our service offerings to include home infusion services which is now the primary driver of our growth strategy.

We maintain our principal executive offices at 100 Clearbrook Road, Elmsford, New York 10523. Our telephone number there is (914) 460-1600. The address of our website is http://bioscrip.com. The information set forth on, or connected to, our website is expressly not incorporated by reference into, and does not constitute a part of, this offering memorandum.

Summary Historical Condensed Consolidated Financial Data

The table below sets forth our summary historical condensed consolidated financial data for each of the years in the three-year period ended December 31, 2012 and the nine-month periods ended September 30, 2012 and September 30, 2013.

The annual historical information has been derived from our audited consolidated financial statements as of and for the years ended December 31, 2010, 2011 and 2012 incorporated by reference herein. The consolidated interim historical financial information as of and for the nine months ended September 30, 2012 and 2013 has been derived from our unaudited condensed consolidated financial statements for such periods incorporated by reference herein. Our historical results are not necessarily indicative of our future results and the results for the nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ended December 31, 2013. The unaudited historical financial data for the twelve months ended September 30, 2013 have been derived by adding the financial data for the year ended December 31, 2012 to the financial data for the nine months ended September 30, 2013 and subtracting the financial data for the nine months ended September 30, 2012.

This summary financial information is qualified by reference to, and should be read in conjunction with, our historical consolidated financial statements, including notes thereto, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, which are incorporated by reference herein.

	Fiscal Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2013
	2010	2011	2012	2012	2013
				(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenues
Product Revenues	$306,688	$365,526	$471,506	$338,721	$469,594	$602,379
Service Revenues	124,019	188,980	191,131	143,178	129,089	177,042
Total Revenues	430,707	554,506	662,637	481,899	598,683	779,421
Expenses
Cost of Service Revenues	$(70,422)	$(101,019)	$(112,406)	$(233,057)	$(323,823)	$(203,172)
Cost of Product Revenue	(199,749)	(238,072)	(325,271)	(84,275)	(77,929)	(318,925)
Selling, General and Administrative Expenses	(133,381)	(167,136)	(184,491)	(135,404)	(166,761)	(215,848)
Bad Debts Expenses	(7,185)	(11,441)	(14,035)	(10,677)	(11,028)	(14,386)
Acquisition Integration Expenses	(5,924)	—	(4,046)	(1,806)	(13,025)	(15,265)
Restructuring Expenses	(3,985)	(7,909)	(5,143)	(3,696)	(3,510)	(4,957)
Amortization of Intangibles	(2,522)	(3,376)	(3,957)	(2,844)	(4,801)	(5,914)
Interest Income/ expense-net	(23,560)	(25,542)	(26,067)	(19,705)	(20,168)	(26,530)
Loss on Extinguishments of Debt	(2,954)	—	—	—	(15,898)	(15,898)
Income (Loss) from Continuing Operations, before Income Taxes	$(18,975)	$11	$(12,779)	$(9,565)	$(38,260)	$(41,474)
Taxes and Other Expenses
Tax (Benefit) Provision	$(48,700)	$(435)	$4,439	$2,644	$31	$1,826
Net Income from Discontinued Operations	(1,467)	8,296	73,047	64,448	(12,866)	(4,267)
Net Income (Loss)	$(69,142)	$7,872	$64,707	$57,527	$(51,095)	$(43,915)

	Fiscal Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30, 2013
	2010	2011	2012	2012	2013
				(Unaudited)	(Unaudited)	(Unaudited)
Statement of Cash Flow Data:
Cash flows provided by (used in) operating activities	$(21,419)	$26,969	$26,884	$25,252	$(38,262)	$(36,630)
Cash flows provided by (used in) investing activities	(108,283)	(9,907)	93,880	103,214	(298,807)	(308,141)
Cash flows provided by (used in) financing activities	129,702	(17,062)	(58,663)	(61,284)	274,968	277,589

	December 31,			September 30,
	2010	2011	2012	2012	2013
				(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$—	$—	$62,101	$67,182	$—
Total assets	663,986	677,102	642,376	656,820	926,300
Total long-term debt	306,469	293,459	226,379	226,447	415,607
Total liabilities	463,885	461,823	348,967	373,299	555,965
Total equity	200,101	215,279	293,409	283,521	370,335

Summary Unaudited Pro Forma Condensed Consolidated Financial Data

The table below sets forth our summary unaudited pro forma condensed consolidated financial data for the twelve months ended September 30, 2013.

The summary unaudited pro forma condensed consolidated financial data gives pro forma effect to the Company’s acquisition of CarePoint as if it occurred on September 30, 2012. The summary unaudited pro forma condensed consolidated financial data have been derived by combining the Company’s and CarePoint’s financial data for the three months ended December 31, 2012, the six months ended June 30, 2013, the three months ended September 30, 2013 (with respect to the Company) and the period from July 1, 2013 through August 23, 2013, the closing date of the CarePoint acquisition (with respect to CarePoint).

The summary unaudited pro forma condensed consolidated financial data has not been prepared in accordance with Regulation S-X, promulgated pursuant to the Securities Act, is based on assumptions and is presented for illustrative and informational purposes only and does not purport to represent what our actual financial position or results of operations would have been had the acquisition of CarePoint actually been completed on the date indicated and is not necessarily indicative of our results of operations as of the specified date or in the future.

	Three Months Ended December, 31 2012		Six Months Ended June 30, 2013		Period from July 1, 2013 through August 23, 2013	Three Months Ended September 30, 2013	Pro forma Twelve Months Ended September 30, 2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	BioScrip	CarePoint	BioScrip	CarePoint	CarePoint	BioScrip	Combined
Net Income (Loss)	$(1,419)	$4,576	$(15,787)	$2,174	$(199)	$(22,442)	$(33,097)
Interest Expense	6,362	1,338	12,986	2,403	462	7,182	30,733
Income Tax Expense (Benefit)	(1,795)	(2,000)	556	(215)	16	(587)	(4,025)
Depreciation & Amortization	3,511	1,535	8,821	2,680	733	4,278	21,559
EBITDA(1)	$6,659	$5,450	$6,576	$7,042	$1,012	$(11,569)	$15,170
As Adjusted:
Loss on Extinguishment of Debt	$—	$—	$—	$—	$—	$15,898	$15,898
Stock Based Compensation	1,724	—	5,833	64	—	1,427	9,048
Acquisition and Integration Costs	2,241	116	8,135	516	110	4,890	16,009
Restructuring and Other	1,446	659	3,015	993	227	1,409	7,749
Adjusted EBITDA	$12,070	$6,225	$23,559	$8,615	$1,349	$12,055	$63,873
As Further Adjusted:
Pro Forma Annualized Acquistion Contribution(2)	$3,276	$—	$2,279	$—	$—	$—	$5,555
CarePoint Cost Savings/Synergies(3)	284	—	2,704	—	—	1,467	4,455
Consulting, Advisory and Other Expenses(4)	695	—	1,762	—	—	671	3,128
Pro Forma Adjusted EBITDA	$16,325	$6,225	$30,304	$8,615	$1,349	$14,193	$77,011
As Adjusted Data:
As Adjusted Total Debt							452,870
As Adjusted Total Debt/Pro Forma Adjusted EBITDA							5.9x

(1)	We present EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA because they are measures management uses to assess financial performance. We believe that companies in our industry use measures of EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA as common performance measurements. We also believe that securities analysts, investors and other interested parties frequently use measures of EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA as financial performance measures and as indicators of ability to service debt obligations. While providing useful information, non-GAAP measures, including EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA, should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP and should not be construed as an indication of a company’s operating performance or as a measure of liquidity. EBITDA, Adjusted EBITDA and Pro Forma Adjusted EBITDA may have material limitations as performance measures because they exclude non-recurring items that are necessary elements of our costs and operations. In addition, “EBITDA,” “Adjusted EBITDA,” “Pro Forma Adjusted EBITDA” or similar measures presented by other companies may not be comparable to our presentation, because each company may define these terms differently. See “Non-GAAP Financial Measures.” This presentation of Pro Forma Adjusted EBITDA includes estimates with respect to pre-acquisition performance of InfuScience and HomeChoice and cost savings with respect to the CarePoint Acquisition. These estimates reflect various assumptions made by us that may or may not prove accurate, as well as the exercise of a substantial degree of judgment by management as to the scope and presentation of such information. No representations or warranties are made as to the accuracy of such estimates. Actual results achieved during historical and future periods may differ substantially from the estimates set forth below.
(2)	Represents the pro forma effect on Adjusted EBITDA of the acquisition of InfuScience and HomeChoice as if they occurred on September 30, 2012. The adjustments are based on the excess of the annualized average quarterly Adjusted EBITDA for the six months ended September 30, 2013 over the actual Adjusted EBITDA contribution from both InfuScience and HomeChoice since the closing of the acquisition. This adjustment has not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information, is presented for information purposes only and does not purport to represent what our actual financial position or results of operations would have been if the acquisitions had been completed as of an earlier date or that may be achieved in the future.
(3)	We expect to realize annual cost savings of approximately $4.5 million beginning in the fourth quarter of 2013 as a result of the CarePoint Acquisition and the elimination of certain redundant positions, overlapping branches, professional services and other expenses, as well as the efficiencies of integrating corporate functions within a larger company framework.
(4)	Includes (i) management, consulting, and advisory fees related to business optimization, clinical, managerial and other operational initiatives and (ii) other non-recurring expenses.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below as well as the other information, regulatory provisions and data included in this offering memorandum before making an investment decision. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and thus our ability to generate revenues. The actual occurrence of any of these risks could materially adversely affect our business, financial condition, results of operations, ability to meet our financial obligations and prospects, in which case you may lose part or all of your investment.

Risks Related to the Notes

Our substantial indebtedness may limit the amount of cash flow available to invest in the ongoing needs of our business, which could prevent us from generating the future cash flow needed to fulfill our obligations under the notes.

On an as adjusted basis, after giving effect to the offering of the notes, we will have a substantial amount of indebtedness. As of September 30, 2013, on an as adjusted basis after giving effect to the issuance of the notes and the application of the net proceeds thereof as described under “Use of Proceeds”, we would have had approximately $452.9 million of total indebtedness.

Our indebtedness could have important consequences to you. For example, it:

•	requires us to dedicate a substantial portion of our cash flow from operations, in addition to the proceeds of the notes, to payments on our indebtedness under the Senior Credit Facilities, reducing the availability of our cash flow and such proceeds to fund working capital, capital expenditures, development activity, acquisitions and other general corporate purposes;
•	increases our vulnerability to adverse general economic or industry conditions;
•	limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;
•	limits our ability to obtain additional financing in the future for working capital or other purposes, such as raising the funds necessary to repurchase all notes tendered to us upon the occurrence of specified changes of control in our ownership; and
•	places us at a competitive disadvantage compared to our competitors that have less indebtedness.

See “Capitalization” and “Description of Other Indebtedness.”

Restrictions imposed by our Senior Credit Facilities and the indenture governing the notes limit our ability to engage in or enter into business, operating and financing arrangements, which could prevent us from taking advantage of potentially profitable business opportunities.

The operating and financial restrictions and covenants in our debt instruments, including the Senior Credit Facilities and the indenture governing the notes, may adversely affect our ability to finance our future operations or capital needs or engage in other business activities that may be in our interest. The terms of our Senior Credit Facilities require us to comply with certain covenants, including a maximum leverage ratio (which shall be tested to the extent that advances under the Revolving Credit Facility exceed 25% of the maximum amount able to be drawn thereunder), which ratio becomes more restrictive over time. In addition, subject to a number of important exceptions, the Senior Credit Facilities contains certain restrictions on our ability to, among other things:

•	incur or guarantee certain additional indebtedness or issue certain disqualified preferred stock;
•	transfer or sell certain assets;
•	make certain investments and loans;

•	pay certain dividends or distributions, redeem or make certain payments with respect to subordinated indebtedness, or make other restricted payments;
•	create or incur certain liens;
•	incur dividend or other payment restrictions affecting certain subsidiaries;
•	issue capital stock of our subsidiaries to third parties;
•	enter into hedging transactions or sale and leaseback transactions;
•	consummate a merger, consolidation or sale of all or substantially all of our assets or the assets of any of our subsidiaries; and
•	enter into certain transactions with affiliates.

The indenture governing the notes may include similar restrictions. Our ability to comply with these covenants, including the financial covenant, may be affected by events beyond our control. A breach of any of these covenants or the inability to comply with the required financial ratio could result in a default under the Senior Credit Facilities. If any such default occurs, the lenders under the Senior Credit Facilities may elect to declare all of their respective outstanding debt, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. Under such circumstances, we may not have sufficient funds or other resources to satisfy all of our obligations. The occurrence of any of these events would be an event of default under the notes. See “Description of the Notes” and “Description of Other Indebtedness.”

In addition, the limitations imposed on our ability to incur certain additional debt and to take other corporate actions might significantly impair our ability to obtain other financing. We may not be granted waivers or amendments to the restrictions in the Senior Credit Facilities if for any reason we are unable to comply with such restrictions or that we will be able to refinance our debt on terms acceptable to us, or at all. The lenders under the Senior Credit Facilities also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we were unable to pay such amounts, the lenders under the Senior Credit Facilities could recover amounts owed to them by foreclosing against the collateral pledged to them. We have pledged a substantial portion of our assets to the lenders under the Senior Credit Facilities, including the equity of all of our subsidiaries.

Despite our substantial level of indebtedness, we and our subsidiaries may be able to incur additional indebtedness. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur additional indebtedness in the future. Although the Senior Credit Facilities and the indenture governing the notes offered hereby contain or will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us or our subsidiaries from incurring obligations that do not constitute indebtedness. As of September 30, 2013, on an as adjusted basis after giving effect to the issuance of the notes and the application of the net proceeds thereof as described under “Use of Proceeds”, we would have $252.3 million of total indebtedness under the Senior Credit Facilities. In addition, to the extent new debt is added to our and our subsidiaries’ current debt levels, the substantial leverage risks described above would increase.

To service our indebtedness and meet our other ongoing liquidity needs, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, including possible changes in government reimbursement rates or methods. If we cannot generate the required cash, we may not be able to make the required payments under the notes offered hereby.

Our ability to make payments on our indebtedness, including the notes and the Senior Credit Facilities, and to fund our planned capital expenditures and our other ongoing liquidity needs will depend on our ability to generate cash in the future. Our future financial results will be subject to substantial fluctuations upon a significant change in government reimbursement rates or methods. We cannot assure you that our business will generate sufficient cash flow from operations to enable us to pay our indebtedness, including our indebtedness in respect of the notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or provide adequate funds to allow us to pay our debts as they come due and fund our other liquidity needs. Also, some alternative strategies would require the prior consent of our senior secured lenders, which we may not be able to obtain. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our annual report on Form 10-K/A for the year ended December 31, 2012 and in our quarterly report on Form 10-Q for the quarter ended September 30, 2013, both incorporated by reference into this offering memorandum and “Description of Other Indebtedness.”

The notes will be structurally subordinated to the liabilities of our subsidiaries that do not guarantee of the notes.

The notes will be guaranteed on a senior unsecured basis by each of our current and future wholly owned domestic subsidiaries that is a guarantor under our Senior Credit Facilities. The notes will be structurally subordinated to indebtedness and other liabilities, including trade payables, of any of our existing and future subsidiaries that are not guarantors of the notes.

The indenture governing the notes will allow non-guarantor subsidiaries to incur certain additional indebtedness in the future. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts, holders of their preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us.

The notes offered hereby will not be secured by our assets nor those of our subsidiaries and the lenders under the Senior Credit Facilities are entitled to remedies available to a secured lender, which gives them priority over the note holders to collect amounts due to them.

The notes offered hereby and the related subsidiary guarantees will not be secured by any of our or our subsidiaries’ assets and therefore will be effectively subordinated to the claims of our secured debt holders to the extent of the value of the assets securing our secured debt. Our obligations under the Senior Credit Facilities are secured by substantially all of our assets and each of our existing and subsequently acquired or organized domestic subsidiaries that is a guarantor. If we become insolvent or are liquidated, or if payment under the Senior Credit Facilities or in respect of any other secured senior indebtedness is accelerated, the lenders under the Senior Credit Facilities or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the Senior Credit Facilities or other secured debt). In addition, we and or the subsidiary guarantors may incur additional secured senior indebtedness, the holders of which will also be entitled to the remedies available to a secured lender. See “Description of Other Indebtedness” and “Description of the Notes.”

We may not have the funds to purchase the notes upon a change of control as required by the indenture governing the notes.

If we were to experience a change of control as described under “Description of the Notes,” we would be required to make an offer to purchase all of the notes then outstanding at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. The source of funds for any purchase of the notes would be our available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by our existing or new stockholders. We cannot assure you that any of these sources will be available or sufficient to make the required repurchase of the notes, and restrictions in the Senior Credit Facilities may not allow such repurchases. Upon the occurrence of a change of control event, we may seek to refinance the debt outstanding under the Senior Credit Facilities and the notes. However, it is possible that we will not be able to complete such refinancing on commercially reasonable terms or at all.

In such event, we would not have the funds necessary to finance the required change of control offer. See “Description of the Notes — Repurchase at the Option of Holders — Change of Control.”

In addition, a change of control would be an event of default under the Senior Credit Facilities. Any future credit agreement or other agreements relating to our senior debt to which we become a party may contain similar provisions. Our failure to purchase the notes upon a change of control under the indenture would constitute an event of default under the indenture. This default would, in turn, constitute an event of default under the Senior Credit Facilities and may constitute an event of default under future senior debt, any of which may cause the related debt to be accelerated after any applicable notice or grace periods. If debt were to be accelerated, we might not have sufficient funds to repurchase the notes and repay the debt.

Federal and state statutes could allow courts, under specific circumstances, to void the subsidiary guarantees, subordinate claims in respect of the notes and require note holders to return payments received from subsidiary guarantors, and void the guarantees under our Senior Credit Facilities.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could void a subsidiary guarantee or claims related to the notes or subordinate a subsidiary guarantee to all of our other debts or to all other debts of a subsidiary guarantor if, among other things, at the time we or a subsidiary guarantor incurred the indebtedness evidenced by its subsidiary guarantee:

•	we or the subsidiary guarantor intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness;
•	the subsidiary guarantor was insolvent or rendered insolvent by reason of such incurrence;
•	the subsidiary guarantor was engaged in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital; or
•	the subsidiary guarantor intended to incur, or believed that it would incur, debts beyond the subsidiary guarantor’s ability to pay such debts as they mature.

In addition, a court could void any payment by a subsidiary guarantor pursuant to the notes or a subsidiary guarantee and require that payment to be returned to such subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;
•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or
•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each subsidiary guarantor, on an as adjusted basis after giving effect to its subsidiary guarantee of the notes, will not be insolvent, will not have insufficient capital for the business in which we are or it is engaged and will not have incurred debts beyond our or its ability to pay such debts as they mature. However, we cannot be sure as to the standard that a court would use to determine whether a guarantor subsidiary was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided.

As it relates to our Senior Credit Facilities, if such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor subsidiary, the obligations of the applicable guarantor subsidiary were incurred for less than fair consideration. A court could thus void the obligations under the guarantee, subordinate the guarantee to the applicable guarantor subsidiary's other debt or take other action detrimental to lenders under the Senior Credit Facilities. If a court were to void a guarantee, lenders under the Senior Credit Facilities would no longer have a claim against the guarantor subsidiary. Sufficient funds to repay amounts outstanding under the Senior Credit Facilities may not be available from other sources, including the remaining guarantor subsidiaries, if any. In addition, the court might direct the lenders under the Senior Credit Facilities to repay any amounts already received from or are attributable to the guarantor subsidiary. Each subsidiary guarantee in our Senior Credit Facilities contains a provision intended to limit the guarantor subsidiary's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

There is no public market for the notes, and we cannot be sure that a market for the notes will develop.

The notes are a new issue of securities for which there is currently no active trading market. As a result, we cannot assure you that the initial prices at which the notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after completion of this offering. The initial purchasers have advised us that they currently intend to make a market for the notes. However, the initial purchasers are not obligated to do so, and may discontinue any market-making activities with respect to the notes at any time without notice. In addition, market-making activities will be subject to the limits imposed by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be limited. Accordingly, we cannot assure you as to the liquidity of, or trading market for, the notes.

The issuance of the notes has not been registered under applicable federal and state securities laws and accordingly the notes are not freely transferable.

The issuance of the notes has not been registered under the Securities Act or any state securities laws. Unless issuance of the notes is so registered, they may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are also being offered and sold only to qualified institutional buyers and are subject to restrictions on transfer, which are described under “Notice to Investors.” We are also relying on exemptions from the registration and/or prospectus qualification requirements under the laws of other jurisdictions where the notes are being offered and sold and, therefore, the notes may be transferred and resold by purchasers resident in or otherwise subject to the laws of those jurisdictions only in compliance with the laws of those jurisdictions, to the extent applicable. Under the registration rights agreement applicable to the notes, we will be required to use our reasonable best efforts to commence an exchange offer to exchange the notes for equivalent securities registered under the Securities Act, or to register the notes for resale under the Securities Act. We cannot assure you that we will be successful in having any such registration statement declared effective by the SEC. See “Notice to Investors.”

The notes may be issued with original issue discount for U.S. federal income tax purposes.

The stated principal amount of the notes may exceed the issue price of the notes by an amount that equals or exceeds the statutory de minimis amount and, accordingly, the notes may be issued with original issue discount for U.S. federal income tax purposes in an amount equal to such excess. In such event, for U.S. federal income tax purposes, beneficial owners of the notes that are subject to U.S. federal income taxation will be required to include original issue discount in gross income (as ordinary income) as it accrues on a constant yield-to-maturity basis in advance of the receipt of the cash payment to which such income is attributable (regardless of such beneficial owner’s method of accounting for U.S. federal income tax purposes). See “Material U.S. Federal Income Tax Considerations.”

Risks Related to Our Business

Pressures relating to downturns in the economy could adversely affect our business and Consolidated Financial Statements.

Medicare and other federal and state payors account for a significant portion of our revenues. During economic downturns and periods of stagnant or slow economic growth, Federal and state budgets are typically negatively affected, resulting in reduced reimbursements or delayed payments by our Federal and state government health care coverage programs in which we participate, including Medicare, Medicaid and other Federal or state assistance plans. Government programs could also slow or temporarily suspend payments on Medicaid obligations, negatively impacting our cash flow and increasing our working capital needs and interest payments. We have seen, and believe we will continue to see, Medicare and state Medicaid programs institute measures aimed at controlling spending growth, including reductions in reimbursement rates.

Higher unemployment rates and significant employment layoffs and downsizings may lead to lower numbers of patients enrolled in employer-provided plans. Adverse economic conditions could also cause employers to stop offering, or limit, healthcare coverage, or modify program designs, shifting more costs to the individual and exposing us to greater credit risk from patients or the discontinuance of drug therapy compliance.

Existing and new government legislative and regulatory action could adversely affect our business and financial results.

Our business is subject to numerous Federal, state and local laws and regulations. See “Business  — Government Regulation” in our Annual Report on Form 10-K/A for the year ended December 31, 2012. Changes in these regulations may require extensive changes to our systems and operations that may be difficult to implement. Untimely compliance or noncompliance with applicable laws and regulations could adversely affect the continued operation of our business, including, but not limited to: imposition of civil or criminal penalties; suspension of payments from government programs; loss of required government certifications or approvals; suspension of authorizations to participate in or exclusion from government reimbursement programs; or loss of licensure. Reduction in reimbursement by Medicare, Medicaid and other governmental payors could adversely affect our business. The regulations to which we are subject include, but are not limited to, Anti-Kickback laws; Federal and state laws prohibiting self-referrals or “Stark laws”; HIPAA; False Claims Act; Civil Monetary Penalties Act; regulations of the U.S. Food and Drug Administration (the “FDA”), U.S. Federal Trade Commission, and the U.S. Drug Enforcement Administration, and regulations of various state regulatory authorities. In that regard, our business and Consolidated Financial Statements could be affected by one or more of the following:

•	Federal and state laws and regulations governing the purchase, distribution, management, compounding, dispensing and reimbursement of prescription drugs and related services;
•	FDA and/or state regulation affecting the pharmacy or PBM industries;
•	rules and regulations issued pursuant to HIPAA and HITECH; and other federal and state laws affecting the use, disclosure and transmission of health information, such as state security breach notification laws and state laws limiting the use and disclosure of prescriber information;
•	administration of Medicare and state Medicaid programs, including legislative changes and/or rulemaking and interpretation;
•	government regulation of the development, administration, review and updating of formularies and drug lists;
•	managed care reform and plan design legislation; and
•	federal or state laws governing our relationships with physicians or others in a position to refer to us.

If any of our pharmacies or home health agencies fail to comply with the conditions of participation in the Medicare program that pharmacy or home health agency could be terminated from Medicare, which could adversely affect our Consolidated Financial Statements.

Our pharmacies and home health agencies must comply with the extensive conditions of participation in the Medicare program. These conditions vary depending on the type of facility, but, in general, require our facilities to meet specified standards relating to licensure, personnel, patient rights, patient care, patient records, physical site, administrative reporting and legal compliance. If an agency or pharmacy fails to meet any of the Medicare conditions of participation or supplier standards, as applicable, that agency or pharmacy could be terminated from the Medicare program. We respond in the ordinary course to deficiency notices issued by surveyors, and none of our pharmacies or agencies has ever been terminated from the Medicare program for failure to comply with the conditions of participation or supplier standards, as applicable. Any termination of one or more of our agencies or pharmacies from the Medicare program for failure to satisfy the Medicare conditions of participation or supplier standards, as applicable, could adversely affect our Consolidated Financial Statements.

We cannot predict the impact of new requirements on compounding pharmacies.

Compounding pharmacies have come under increasing scrutiny from federal and state governmental agencies. We have been responding to requests for additional information on our practices as we receive them. We believe that our compounding is done in safe environments and we have clinically appropriate policies and procedures in place. We only compound pursuant to a patient specific prescription and do so in compliance with USP 797 standards as required under state jurisdiction. In November 2013, Congress passed the Drug Quality and Security Act (“DQSA”), which creates a new category of compounders called outsourcing facilities, which are newly-regulated by the FDA. We do not believe that our current compounding practices qualify us as an outsourcing facility and therefore we continue to operate in compliance with USP 797 standards. Should state regulators or the FDA disagree, or should our business practices change to qualify us as an outsourcing facility, there is a risk of regulatory action and/or increased resources required to comply with federal requirements imposed by the DQSA on outsourcing facilities that would increase our costs or otherwise significantly affect our results of operations. Furthermore, we cannot predict the impact of overall increased scrutiny on compounding pharmacies.

Competition in the healthcare industry could reduce profit margins.

The healthcare industry is very competitive. Our competitors include large and well-established companies that may have greater financial, marketing and technological resources than we do. Some of our competitors are under common control with, or owned by, pharmaceutical wholesalers and distributors, managed care organizations, pharmacy benefit managers or retail pharmacy chains and may be better positioned with respect to the cost-effective distribution of pharmaceuticals. In addition, some of our competitors may have secured long-term supply or distribution arrangements for prescription pharmaceuticals necessary to treat certain chronic disease states on price terms substantially more favorable than the terms currently available to us. As a result of such advantageous pricing, we may be less price competitive than some of these competitors with respect to certain pharmaceutical products. Our competitive position could also be adversely affected by any inability to obtain access to new biotech pharmaceutical products.

Changes in the case mix of patients, as well as payment methodologies, payor mix or pricing, may have a material adverse effect on our Consolidated Financial Statements.

The sources and amounts of our patient revenue are determined by a number of factors, including the mix of patients and the rates of reimbursement among payors. Changes in the case mix of the patients, payment methodologies, payor mix or pricing among private pay, Medicare and Medicaid may significantly affect our Consolidated Financial Statements.

Changes in industry pricing benchmarks could adversely affect our financial performance.

Contracts within our business generally use certain published benchmarks to establish pricing for the reimbursement of prescription medications dispensed by us. These benchmarks include AWP, wholesale acquisition cost and average manufacturer price. Many of our contracts utilize the AWP benchmark. As a part of the settlement of class-action lawsuits brought against First DataBank and Medi-Span, effective September 26, 2009, both companies announced they would cease publication of the AWP pricing benchmarks at the end of 2011. First DataBank ceased publication of the AWP pricing benchmarks on September 28, 2011. Without a suitable pricing benchmark in place many of our contracts will have to be modified and could potentially change the economic structure of our agreements. As of January 31, 2014, a viable generally accepted alternative to the AWP benchmark has not been developed by the industry, and Medi-Span has announced they will continue to publish AWP until a new benchmark is widely accepted.

Competitive bidding could reduce our volumes and profitability.

The Medicare Modernization Act of 2003 established requirements for a competitive bidding program for determining Medicare reimbursement rates for certain items of durable medical equipment, prosthetics, orthotics and supplies (“DMEPOS”), including enteral nutrients, supplies and equipment, certain RT/HME products, and external infusion pumps and supplies. CMS has the discretion to determine which products will be subject to competitive bidding. Only successful bidders are awarded contracts, and the contracts are rebid at least every three years. The first round of competitive bidding occurred in nine metropolitan areas around the country. The first round became effective on January 1, 2011 and did not have an impact on our business. The second round of competitive bidding was conducted in 91 additional metropolitan statistical areas for eight product categories. New prices went into effect in these areas July 1, 2013. The first round recompete was conducted in the same nine metropolitan areas as the first round of competitive bidding and applied to six product categories. New prices went into effect in these areas January 1, 2014. The Health Reform Law requires that CMS institute competitive bidding or use competitive bidding prices in all areas of the country by January 1, 2016. Although we were successful in the second round of competitive bidding and the first round recompete, we do expect the new pricing and the implementation of competitive bidding to have an unfavorable annualized revenue impact of approximately $3.4 million. Although we have addressed this potential impact through strategic relationships and a small acquisition, and while we believe that over the next year we will regain any volumes lost in metropolitan areas in which we did not win bids, continuing expansion of the competitive bidding program will have a negative impact on our revenue if we are not a successful bidder in many or all of the covered metropolitan areas for the covered product categories we offer or if competitive bid pricing is less than the historical Medicare DMEPOS fee schedule amounts.

PBM client demands for enhanced service levels or possible loss or unfavorable modification of contracts with clients or providers could adversely affect our Consolidated Financial Statements.

As our PBM clients face long-term, sustained increases in prescription drug costs, they may demand additional services and enhanced service levels to help mitigate the increase in spending. We operate in a very competitive environment, and we may not be able to increase our fees to compensate for these increased services, which could put pressure on our margins.

Our contracts with PBM clients generally do not have terms longer than three years and, in some cases, may be terminated by the client on relatively short notice, typically 90 days. Our PBM clients generally seek bids from other PBM or specialty providers in advance of the expiration of their contracts. If several of these clients elect not to extend their relationship with us, and we are not successful in generating sales to replace the lost business, our future business and operating results could be materially and adversely affected. In addition, we believe the managed care industry is undergoing substantial consolidation, and another party that is not our client could acquire some of our managed care clients. In such case, there is a risk of contract loss and a loss of the associated revenues and profit.

There are approximately 60,000 retail pharmacies in the United States. All major retail chain pharmacies and a vast majority of independent pharmacies participate in our pharmacy network. The top ten retail pharmacy chains represent approximately 50% of the total number of stores and over 94% of prescriptions filled in our network. Our contracts with retail pharmacies, which are non-exclusive, are generally terminable on relatively short notice. If one or more of the top pharmacy chains elects to terminate its relationship with us, our members’ access to retail pharmacies and our business could be materially and adversely affected. In addition, many large pharmacy chains either own PBMs today, or could attempt to acquire a PBM in the future. Increased ownership of PBMs by retail pharmacy chains could materially and adversely affect our relationships with those pharmacy chains and, accordingly, our Consolidated Financial Statements.

We are the subject of a number of inquiries by the state governments, any of which could result in substantial penalties or awards against us, imposition of certain obligations on our practices or certain sanctions relating to our participation in the Medicare and Medicaid programs.

As previously disclosed in September 2013, pursuant to a civil investigative demand issued by the USAO for the SDNY and a subpoena from the New York State Attorney General’s Medicaid Fraud Control Unit (the “NYMFCU” and, together with the USAO, the “Government”), we have cooperated with the Government by producing documents and information regarding the distribution of the Novartis Pharmaceutical Corporation’s product Exjade® (the “Medication”) by our legacy specialty pharmacy division that was divested in May 2012 (the “Legacy Division”).

On January 8, 2014, we entered into the Settlement Agreement (the “Settlement Agreement”) to settle civil claims under the False Claims Act and related statutes and common law claims that could be brought by the DOJ or qui tam relator that arise out of the Legacy Division’s distribution of the Medication. In addition, we may have to resolve the interests of the OIG and claims for attorneys’ fees of the qui tam relator. Until January 8, 2014, we were prohibited from publicly disclosing any information related to the existence of the qui tam action. On January 8, 2014, the qui tam lawsuit was unsealed and made public on order of the court.

Following the Settlement Agreement with the DOJ and qui tam relator, we remain the subject of a number of inquiries by state governments, any of which could result in substantial penalties or awards against us, imposition of certain obligations on our practices or certain sanctions relating to our participation in the Medicare and Medicaid programs. However, with respect to such state governments, we continue to have an agreement in principle (the “Proposed State Settlement”), as previously disclosed, with the offices of various State Attorneys General (which were represented by a team appointed by the National Association of Medicaid Fraud Control Units (“NAMFCU”)) to settle civil claims under the False Claims Act and related statutes that could be brought by the individual states that arise out of the Legacy Division’s distribution of the Medication. Under the Proposed State Settlement, we would pay an aggregate of $3.3 million, plus interest. With respect to such claims that could be brought by the individual states, the Proposed State Settlement remains subject to certain conditions, including execution of all required settlement and related documentation with any state that joins in the Proposed State Settlement. Until the conditions and documentation are completed, there can be no assurance that this matter with the individual states will in fact be resolved pursuant to the terms of the Proposed State Settlement. No proceedings have been initiated by the federal government or relevant state governments against us at this time.

Although we cannot predict whether or when proceedings might be initiated by the relevant state governments, the scope of such proceedings or when these matters may be fully resolved, it is not unusual for investigations such as these to continue for a considerable period of time. Responding to the subpoenas or investigations will continue to require management’s attention and significant legal expense. Additional inquiries from or audits by various agencies and claims by third parties with respect to these issues would continue to require management’s attention and significant legal expense.

Our third quarter results included an accrual of an estimated potential loss of $15.0 million in connection with the civil investigative demand from the USAO for the SDNY. Under the Settlement Agreement, we will pay an aggregate of $11.7 million plus interest. Under the Proposed State Settlement, we expect to pay an aggregate of $3.3 million, plus interest. However, we cannot predict the likelihood or amount of any additional liability from, or timeline for the complete resolution of the state investigations referred to above. The actual total outcome is uncertain. If the actual outcome of the state investigations results in an additional loss materially in excess of our accrued liability, or if any other negative findings result in substantial financial penalties, repayments, or awards against us, imposition of certain sanctions or obligations on our practices and procedures and the attendant financial burden on us to comply, or exclusion from future participation in the Medicare and Medicaid programs, it may adversely impact our financial condition, results of operations or cash flows.

We and certain of our executive officers have been named as defendants in two recently initiated lawsuits that could result in substantial costs and divert management’s attention, and we may be subject to similar lawsuits in the future.

We, and certain of our current and former executive officers, have been named as defendants in two purported class action lawsuits that generally allege that we and certain of our officers violated Sections 11, 12(a)(2) and 15 of the Securities Act, Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated under the Exchange Act by making allegedly false and misleading statements and/or omissions pertaining to our involvement in the Legacy Division’s distribution of the Medication. In January 2014, the two class action lawsuits were consolidated into a single consolidated class action lawsuit and a lead plaintiff was appointed. The complaints seek damages and other relief.

We intend to engage in a vigorous defense of the consolidated lawsuit. However, we are unable to predict the outcome of this matter at this time. Moreover, any conclusion of this matter in a manner adverse to us would have an adverse effect on our financial condition and business. Even if we were to be successful in the defense of the litigation, we could incur substantial costs not covered by our directors’ and officers’ liability insurance, suffer a significant adverse impact on our reputation and divert management’s attention and resources from other priorities, including the execution of business plans and strategies that are important to our ability to grow our business, any of which could have an adverse effect on our business. In addition, while we believe based on current information that this matter is covered by applicable insurance and we intend to engage in a vigorous defense of the consolidated lawsuit, nevertheless, this matter could require payments (including payments in respect of legal expenses) that are not covered by, or exceed the limits of, our available directors’ and officers’ liability insurance, which could adversely impact our financial condition, results of operations or cash flows.

Pending and future litigation could subject us to significant monetary damages and/or require us to change our business practices.

We are subject to risks relating to litigation and other proceedings in connection with our operations, including the dispensing of pharmaceutical products. We believe that these suits are without merit and, to the extent not already concluded, intend to contest them vigorously. However, an adverse outcome in one or more of these suits may have a material adverse effect on our consolidated results of operations, consolidated financial position and/or consolidated cash flow from operations, or may require us to make material changes to our business practices. For instance, on January 8, 2014, we entered into the Settlement Agreement that provides for aggregate payments of $11.7 million plus interest to settle civil claims under the False Claims Act and related statutes and common law claims that could be brought by the DOJ or qui tam relator that arise out of the Legacy Division’s distribution of the Medication.

We periodically respond to subpoenas and requests for information from governmental agencies, including the civil investigative demand from the USAO for the SDNY and the subpoena from relevant state governments related to certain operations by our Legacy Division, as discussed above. We confirm that we are not a target or a potential subject of a criminal investigation. Except to the extent already concluded as discussed above, we cannot predict with certainty what the outcome of any of the foregoing might be or whether we may in the future become a target or potential target of an investigation or the subject of further inquiries or ultimately settlements with respect to the subject matter of these subpoenas. In addition to potential monetary liability arising from these suits and proceedings, from time to time we incur costs in providing documents to government agencies. Current pending claims and associated costs may be covered by our insurance, but certain other costs are not insured. Such costs may increase and/or continue to be material to our performance in the future.

In addition, as we continue our strategic assessment and cost reduction efforts, there is an increased risk of employment and workers compensation-related litigation and/or administrative claims brought against us. We would defend against any and all such litigation and claims, as appropriate. Such claims could have a material adverse effect on our Consolidated Financial Statements in any particular reporting period.

We may be subject to liability claims for damages and other expenses that are not covered by insurance.

A successful product or professional liability claim in excess of our insurance coverage could harm our Consolidated Financial Statements. Various aspects of our business may subject us to litigation and liability for damages. For example, a prescription drug dispensing error could result in a patient receiving the wrong or incorrect amount of medication, leading to personal injury or death. Our business and Consolidated Financial Statements could suffer if we pay damages or defense costs in connection with a claim that is outside the scope of any applicable contractual indemnity or insurance coverage.

Loss of relationships with one or more pharmaceutical manufacturers and changes in discounts provided by pharmaceutical manufacturers could adversely affect our business and financial results.

We have contractual relationships with pharmaceutical manufacturers that provide discounts on certain drugs dispensed from our pharmacies, and pay service fees for other programs and services that we provide. Our business and financial results could be adversely affected if: (i) we were to lose relationships with one or more key pharmaceutical manufacturers; (ii) discounts decline due to changes in available discounts and/or utilization of specified pharmaceutical products; (iii) legal restrictions are imposed on the ability of pharmaceutical manufacturers to offer rebates, administrative fees or other discounts or to purchase our programs or services; or (iv) pharmaceutical manufacturers choose not to offer rebates, administrative fees or other discounts or to purchase our programs or services.

We purchase a majority of our pharmaceutical products from one vendor and a disruption in our purchasing arrangements could adversely impact our business.

We purchase a majority of our prescription products, subject to certain minimum periodic purchase levels and excluding purchases of therapeutic plasma products, from a single wholesaler, AmerisourceBergen Drug Corporation, or ABDC, pursuant to a prime vendor agreement. The term of this agreement extends until December 2015, subject to extension for up to two additional years. Any significant disruption in our relationship with ABDC, or in ABDC's supply and timely delivery of products to us, would make it difficult and possibly more costly for us to continue to operate our business until we are able to execute a replacement wholesaler agreement. We may not be able to find a replacement wholesaler on a timely basis or that such wholesaler would be able to fulfill our demands on similar financial terms and service levels. If we are unable to identify a replacement on substantially similar financial terms and/or service levels, our Consolidated Financial Statements may be materially and adversely affected.

A disruption in supply could adversely impact our business.

We also source pharmaceuticals, medical supplies and equipment from other manufacturers, distributors and wholesalers. Most of the pharmaceuticals that we purchase are available from multiple sources, and we believe they are available in sufficient quantities to meet our needs and the needs of our patients. We keep safety stock to ensure continuity of service for reasonable, but limited, periods of time. Should a supply disruption result in the inability to obtain especially high margin drugs and compound components, our Consolidated Financial Statements could be negatively impacted.

Acts of God such as major weather disturbances could disrupt our business.

We operate in a network of prescribers, providers, patients, and facilities that can be negatively impacted by local weather disturbances and other force majeure events. For example, in anticipation of major weather events, patients with impaired health may be moved to alternate sites. After a major weather event, availability of electricity, clean water and transportation can impact our ability to provide service in the home. In addition, acts of God and other force majeure events may cause a reduction in our business or increased costs, such as increased costs in our operations as we incur overtime charges or redirect services to other locations, delays in our ability to work with payors, hospitals, physicians and other strategic partners on new business initiatives, and disruption to referral patterns as patients are moved out of facilities affected by such events or are unable to return to sites of service in the home.

Failure to develop new services may adversely affect our business.

We operate in a highly competitive environment. We develop new services from time to time to assist our clients. If we are unsuccessful in developing innovative services, our ability to attract new clients and retain existing clients may suffer.

Technology is also an important component of our business as we continue to utilize new and better channels to communicate and interact with our clients, members and business partners. If our competitors are more successful than us in employing this technology, our ability to attract new clients, retain existing clients and operate efficiently may suffer.

The success of our business depends on maintaining a well-secured business and technology infrastructure.

We are dependent on our infrastructure, including our information systems, for many aspects of our business operations. A fundamental requirement for our business is the secure storage and transmission of personal health information and other confidential data. Our business and operations may be harmed if we do not maintain our business processes and information systems in a secure manner, and maintain and improve continually the integrity of our confidential information. Although we have developed systems and processes that are designed to protect information against security breaches, failure to protect such information or mitigate any such breaches may adversely affect our operating results. Malfunctions in our business processes, breaches of our information systems or the failure to maintain effective and up-to-date information systems could disrupt our business operations, result in customer and member disputes, damage our reputation, expose us to risk of loss or litigation, result in regulatory violations, increase administrative expenses or lead to other adverse consequences.

Our business is dependent on the services provided by third party information technology vendors.

Our information technology infrastructure includes hosting services provided by third parties. While we believe these third parties are secure, high-performing organizations with customary certifications, they could suffer business interruption which in term could impact our operations negatively. In addition, changes in pricing terms charged by our technology vendors may adversely affect our financial performance.

Our failure to maintain controls and processes over billing and collecting could have a significant negative impact on our Consolidated Financial Statements.

The collection of accounts receivable is a significant challenge, and requires constant focus and involvement by management and ongoing enhancements to information systems and billing center operating procedures. If we are unable to properly bill and collect our accounts receivable, our results could be materially and adversely affected. While management believes that controls and processes are satisfactory, our accounts receivable collectability may not remain at current levels.

The Health Reform Law and its implementation could have a material adverse effect on our business.

The Health Reform Law will result in sweeping changes to the existing U.S. system for the delivery and financing of health care. The details for implementation of many of the requirements under the Health Reform Law will depend on the promulgation of regulations by a number of federal government agencies, including the HHS. It is impossible to predict the outcome of these changes, what many of the final requirements of the Health Reform Law will be, and the net effect of those requirements on us. As such, we cannot predict the impact of the Health Reform Law on our business, operations or financial performance.

Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, when products are withdrawn from the market or when increased safety risk profiles of specific drugs result in utilization decreases.

We dispense significant volumes of prescription medications from our pharmacies. Our dispensing volume is the principle driver of revenue and profitability. When products are withdrawn by manufacturers, or when increased safety risk profiles of specific drugs or classes of drugs result in utilization decreases, physicians may cease writing or reduce the numbers of prescriptions written for these higher-risk drugs. Additionally, negative media reports regarding drugs with higher safety risk profiles may result in reduced consumer demand for such drugs. In cases where there are no acceptable prescription drug equivalents or alternatives for these prescription drugs, our prescription volumes, net revenues, profitability and cash flows may decline.

Home infusion joint ventures formed with hospitals could adversely affect our financial results.

The home infusion industry is currently seeing renewed activity in the formation of equity-based infusion joint ventures formed with hospitals. This activity stems, in part, from hospitals seeking to position themselves for new paradigms in the delivery of coordinated healthcare and new methods of payment, including an emerging interdisciplinary care model forming that is being labeled as an accountable care organization, or ACO. These organizations are encouraged by the new Health Reform Law. These entities are being designed in order to save money and improve quality of care by better integrating care, with the healthcare provider possibly sharing in the financial benefits of the new efficiencies.

Participation in equity-based joint ventures offer hospitals and other providers an opportunity to more efficiently transfer patients to less expensive care settings, while keeping the patient within its network. Additionally, it provides many hospitals with a mechanism to invest accumulated profits in a growing sector with attractive margins.

If these home infusion joint ventures continue to expand and we lose referrals as a result, our Consolidated Financial Statements could be adversely affected.

Network lock-outs by health insurers and PBMs could adversely affect our financial results.

Many Plan Sponsors and PBMs continue to create exclusive pharmacy networks which limit a member’s access to a mail service facility or network of preferred pharmacies. To the extent our pharmacies are excluded from these networks, we are unable to dispense medications to those members and bill for prescriptions to those member’s insurance carriers. If these specialty networks continue to expand and we are locked out from dispensing infusion medications to members of exclusive networks, our Consolidated Financial Statements could be adversely affected.

A shortage of qualified registered nursing staff, pharmacists and other professionals could adversely affect our ability to attract, train and retrain qualified personnel and could increase operating costs.

Our business relies significantly on its ability to attract and retain nursing staff, pharmacists and other professionals who possess the skills, experience and licenses necessary to meet the requirements of their job responsibilities. From time to time and particularly in recent years, there have been shortages of nursing staff, pharmacists and other professionals in certain local and regional markets. As such, we are often required to compete for personnel with other healthcare systems and our competitors. Our ability to attract and retain personnel depends on several factors, including our ability to provide them with engaging assignments and competitive benefits and salaries. We may not be successful in any of these areas.

In addition, where labor shortages arise in markets in which we operate, we may face higher costs to attract personnel, and we may have to provide them with more attractive benefit packages than originally anticipated or are being paid in other markets where such shortages don’t exist at the time. In either case, such circumstances could cause our profitability to decline. Finally, if we expand our operations into geographic areas where healthcare providers historically have unionized or unionization occurs in our existing geographic areas, negotiating collective bargaining agreements may have a negative effect on our ability to timely and successfully recruit qualified personnel and on our financial results. If we are unable to attract and retain nursing staff, pharmacists and other professionals, the quality of our services may decline and we could lose patients and referral sources.

Introduction of new drugs or accelerated adoption of existing lower margin drugs could cause us to experience lower revenues and profitability when prescribers prescribe these drugs for their patients or they are mandated by Plan Sponsors.

The pharmaceutical industry pipeline of new drugs includes many drugs that over the long term, may replace older, more expensive therapies, as a result of such drugs going off patent and being replaced by generic substitutes, new and less expensive delivery methods (such as when an infusion or injectable drug is replaced with an oral drug) or additional products are added to a therapeutic class, thereby increasing price competition among competing manufacturer’s products in that therapeutic category. In such cases, manufacturers have the ability to increase drug acquisition costs or lower the selling price of replaced products. This could have the effect of lowering our revenues and/or margins.

The loss of a relationship with one or more of our discount card brokers could negatively impact our business.

We contract with over 80 marketing companies that provide pharmacy discount cards to the uninsured and underinsured. Depending on the amount of revenue generated by any broker agreement, one or more terminations could have a material and adverse effect on our Consolidated Financial Statements. The brokers we use are typically small, privately held marketing companies. The two largest brokers generate a significant percentage of the discount card business. We are unaware of any intention by a significant discount card broker to terminate or not renew an agreement with us.

Financial difficulties at our third party processor of discount card claims could negatively impact our business.

Our contract with a third party PBM to process discount card transactions allows for the timely collections of discount card claims against the third party processor's network pharmacy claims population. While this can improve claim collection, it also concentrates our credit risk with the third party processor. Should our third party processor experience financial difficulties or declare bankruptcy, we could suffer increased bad debt expense and reduced operating profit. To the extent we elect to in-source the processing of discount card transactions, we may face disruptions in such transition which may adversely affect our Consolidated Financial Statements.

Increases in costs to fulfill discount card claims could reduce our profitability

The discount card portion of our PBM business relies on participating network pharmacies to fulfill drug prescriptions and reimburse us for the utilization of the card. Our fees are based on negotiated rates with the pharmacies. Should these fees decrease, operating profit will be reduced.

The former CHS stockholders may sell a substantial number of our common stock, which could cause our stock price to decline.

The former CHS stockholders may sell the shares of our common stock that they received in connection with our merger with CHS, as selling stockholders under our shelf registration statement or in compliance with Rule 144 promulgated under the Securities Act. The sale of a substantial number of our shares by such parties within a short period of time could cause our stock price to decline, making it more difficult for us to raise funds through future offerings of our common stock or acquire other businesses using our common stock as consideration.

Our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal tax purposes is subject to limitation, and our issuance of common stock in the CHS merger increased the risk that we could experience an “ownership change” in the future that could further limit our ability to utilize our net operating losses.

Under U.S. federal income tax law, a corporation's ability to utilize its net operating losses, or NOLs, to offset future taxable income may be significantly limited if it experiences an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. In general, an ownership change will occur if there is a cumulative change in a corporation's ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. A corporation that experiences an ownership change will generally be subject to an annual limitation on the use of its pre-ownership change NOLs equal to the value of the corporation immediately before the ownership change, multiplied by the long-term tax-exempt rate (subject to certain adjustments). The annual limitation for a taxable year generally is increased by the amount of any “recognized built-in gains” for such year and the amount of any unused annual limitation in a prior year. Any limitation to our annual use of NOLs could require us to pay a greater amount of U.S. federal (and in some cases, state) income taxes, which could reduce our after-tax income from operations for future taxable years and adversely impact our financial condition.

Federal actions and legislation may reduce reimbursement rates from governmental payors and adversely affect our results of operations.

In August 2011, Congress passed a deficit reduction agreement that created a committee tasked with proposing legislation to reduce the federal deficit by November 23, 2011. Because the committee did not act, automatic Medicare cuts were scheduled to go into effect January 1, 2013. However, Congress passed legislation extending the time for such cuts by two months. Thus, Medicare reimbursement to providers was reduced overall by 2% (as part of sequestration) beginning April 1, 2013. The automatic spending cuts did not and will not have an impact on Medicaid reimbursement. The reductions in Medicare reimbursement could have an adverse impact on our results of operations, although the impact cannot yet be predicted. There may also be other impacts from the automatic spending reductions that we cannot predict. For example, staff at Centers for Medicare and Medicaid Services, or CMS, and Medicare administrative contractors may be reduced, which could result in delays in claims processing.

These reductions will be in addition to reductions mandated by the Health Reform Law, which provides for material reductions in the growth of Medicare program spending, including reductions in Medicare market basket updates. From time to time, CMS revises the reimbursement systems used to reimburse health care providers, including changes to the Medicare severity diagnosis-related group system and other payment systems, which may result in reduced Medicare payments. Because most states must operate with balanced budgets and because the Medicaid program is often a state’s largest program, some states have enacted or may consider enacting legislation designed to reduce their Medicaid expenditures. Further, many states have also adopted, or are considering, legislation designed to reduce coverage and/or enroll Medicaid recipients in managed care programs. The current economic environment has increased the budgetary pressures on many states, and these budgetary pressures have resulted, and likely will continue to result, in decreased spending, or decreased spending growth, for Medicaid programs and the Children’s Health Insurance Program in many states.

In some cases, Third Party Payors rely on all or portions of Medicare payment systems to determine payment rates. Changes to government health care programs that reduce payments under these programs may negatively impact payments from Third Party Payors. Current or future health care reform and deficit reduction efforts, changes in laws or regulations regarding government health care programs, other changes in the administration of government health care programs and changes to Third Party Payors in response to health care reform and other changes to government health care programs could have a material, adverse effect on our financial position and results of operations.

We may face liabilities and expect to incur significant costs relating to our business, and the Pharmacy Services Asset Sale.

We are still subject to potential liabilities relating to historical business operations that were subject to the Pharmacy Services Asset Sale. Under the terms of the Pharmacy Services Asset Sale, we retained and are responsible for most historical liabilities of the operations subject to the Pharmacy Services Asset Sale. In addition, we are obligated to indemnify the Buyers against certain potential liabilities and for breaches of representations, warranties and covenants under the asset purchase agreement which governs the Pharmacy Services Asset Sale. We may also be subject to claims by, and liabilities to, various stakeholders or other parties, including counterparties, regulatory authorities and employees, resulting from the conduct of the operations subject to the Pharmacy Services Asset Sale prior to the consummation of the Pharmacy Services Asset Sale.

Acquisitions, strategic investments and strategic relationships involve certain risks.

We intend to pursue opportunistic strategic acquisitions of, or investments in, businesses and technologies. Acquisitions may entail numerous risks, including difficulties in assessing values for acquired businesses, intangible assets and technologies, difficulties in the assimilation of acquired operations and products, diversion of management's attention from other business concerns, assumption of unknown material liabilities of acquired companies, amortization of acquired intangible assets which could reduce future reported earnings, and potential loss of clients or key employees of acquired companies. We may not be able to successfully fully integrate the operations, personnel, services or products that we have acquired or may acquire in the future. Strategic investments may also entail some of the risks described above. If these investments are unsuccessful, we may need to incur charges against earnings. We may also pursue a number of strategic relationships. These relationships and others we may enter into in the future may be important to our business and growth prospects. We may not be able to maintain these relationships or develop new strategic alliances.

We may not be able to identify suitable acquisition candidates or business and investment opportunities.

We intend to continue to explore strategic alternatives and identify new business acquisition opportunities. We may not be able to identify such new business acquisition opportunities or strategic alternatives to continue to execute our strategy.

Strategic investments, relationships and alternatives involve certain risks, and we may incur significant costs in connection with our evaluation of new business opportunities and suitable acquisition candidates.

Further, our management intends to identify, analyze and evaluate potential new business opportunities, including possible acquisition and merger candidates. We may incur significant costs, such as due diligence and legal and other professional fees and expenses, as part of these efforts. Notwithstanding these efforts and expenditures, we may not be able to identify an appropriate new business opportunity, or any acquisition opportunity, in the near term, or at all.

Infusion expansion involves certain regulatory risks.

We are expanding its infusion presence which may expose us to regulatory and governmental risks. The infusion services industry in many states is heavily regulated. The varying compliance requirements of these different regulatory jurisdictions and other factors may limit our ability to successfully conduct or expand our business. Additionally, the expansion into new locations involves substantial operational and execution risk. We may not be able to manage these risks effectively.

Our acquisition strategy exposes us to a variety of operational and financial risks.

A principal element of our business strategy has been to grow by acquiring other companies and assets in the home infusion and complementary businesses. Growth, especially rapid growth, through acquisitions exposes us to a variety of operational and financial risks. We summarize the most significant of these risks below.

Integration risks.  We must integrate our acquisitions with our existing operations. This process includes the integration of the various components of our business and of the businesses we have acquired or may acquire in the future, including the following:

•	health care professionals and employees who are not familiar with our policies and procedures;
•	transition of acquired payor accounts, which may result in short-term disruption to payor reimbursements, resulting in an adverse impact on our short-term working capital position and require additional working capital investments;
•	clients who may terminate their relationships with us;
•	key employees who may seek employment elsewhere;
•	patients who may elect to switch to another health care provider;
•	regulatory compliance programs; and
•	disparate operating, information and record keeping systems and technology platforms;

Integrating an acquisition could be expensive and time consuming and could disrupt our ongoing business, negatively affect cash flow and distract management and other key personnel from day-to-day operations.

We may not be able to combine successfully the operations of recently acquired companies with our operations, and, even if such integration is accomplished, we may never realize the potential benefits of the acquisition. The integration of acquisitions requires significant attention from management, may impose substantial demands on our operations or other projects and may impose challenges on the combined business including, but not limited to, consistencies in business standards, procedures, policies and business cultures. If we fail to complete ongoing integration efforts, we may never fully realize the potential benefits of the related acquisitions.

Benefits may not materialize.  When evaluating potential acquisition targets, we identify potential synergies and cost savings that we expect to realize upon the successful completion of the acquisition and the integration of the related operations. We may, however, be unable to achieve or may otherwise never realize the expected benefits. Our ability to realize the expected benefits from improvements to companies we acquire are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, such as changes to government regulation governing or otherwise impacting our industry, reductions in reimbursement rates from Third Party Payors, reductions in service levels under our contracts, operating difficulties, client preferences, changes in competition and general economic or industry conditions. If we are unsuccessful in implementing these improvements or if we do not achieve our expected results, it may adversely impact our results of operations.

Assumptions of unknown liabilities.  Companies that we acquire may have unknown or contingent liabilities, including, but not limited to, liabilities for failure to comply with healthcare laws and regulations. We may incur material liabilities for the past activities of acquired operations. Such liabilities and related legal or other costs and/or resulting damage to our reputation could negatively impact our business through lower-than-expected operating results, charges for impairment of acquired intangible assets or otherwise.

Competing for acquisitions.  We face competition for acquisition candidates primarily from other home infusion and other healthcare companies. Some of our competitors have greater resources than we do. As a result, we may pay more to acquire a target business or may agree to less favorable deal terms than we would have otherwise. Accurately assessing the value of acquisition candidates is often very challenging. Also, suitable acquisitions may not be available due to unfavorable terms.

Further, the cost of an acquisition could result in a dilutive effect on our results of operations, depending on various factors, including the amount paid for in an acquisition, the acquired entity's results of operations, the fair value of assets acquired and liabilities assumed, effects of subsequent legislation and limits on rate increases.

Improving financial results.  Some of the operations we have acquired or may acquire in the future may have had significantly lower operating margins than our current operations. If we fail to improve the operating margins of the companies we acquire, operate such companies profitably or effectively integrate the operations of the acquired companies, our results of operations could be negatively impacted.

Strategic investments, relationships and alternatives involve certain risks.

In addition to acquisitions, we intend to investigate and pursue strategic investments, relationships and alternatives. Strategic investments can involve all of the risks of acquisitions, as described above. If these investments are unsuccessful, we may incur charges against earnings. We may also pursue a number of strategic relationships. These relationships and others we may enter into in the future may be important to our business and growth prospects. We may not be able to maintain these relationships or develop new strategic alliances. We also intend to continue to explore strategic alternatives. We may not be able to identify such strategic alternatives to continue to execute our strategy.

Failure to successfully integrate the CarePoint Business, and the additional indebtedness incurred to finance the CarePoint Business acquisition, could adversely impact the price of our common stock and future business and operations.

On August 23, 2013, we completed our acquisition of the CarePoint Business. Our integration of the CarePoint Business into our operations will be a complex and time-consuming process that may not be successful. The primary areas of focus for successfully combining the CarePoint Business with our operations may include, among others: retaining and integrating management and other key employees; integrating information, communications and other systems; managing our growth after the acquisition; retaining patients and payors; and integrating the supply chain. Even if we successfully integrate the CarePoint Business into our existing operations, we may not realize the anticipated benefits of the transaction. The anticipated benefits and cost savings may not be realized fully, or at all, or may take longer to realize than expected. In addition, the integration of the CarePoint Business requires all payors to update reimbursement records, resulting in billing and collection delays. These short-term disruptions may adversely affect our short-term working capital position.

We have calculated that we will receive a tax benefit of approximately $45.0 million as a consequence of our acquisition of the CarePoint Business. The tax benefit may be less than we anticipate. Additionally, even if the tax benefit is as much or greater than we have calculated, we may not be able to use the full benefit of the tax benefit associated with the CarePoint Business. As such, the forecasts and projections that we have prepared may be inaccurate which could cause us to revise the guidance as to our expected future financial performance.

Further, we acquired the CarePoint Business with the expectation that the acquisition will result in various benefits for us including, among others, business and growth opportunities, increased revenue streams, and significant synergies from increased efficiency in operations and corporate support. Increased competition and/or deterioration in business conditions may limit our ability to expand the CarePoint Business. As such, we may not be able to realize the synergies, goodwill, business opportunities and growth prospects anticipated in connection with the acquisition of the CarePoint Business.

In addition, although we investigate the business operations and assets of entities that we acquire, there may be liabilities that we fail or are unable to discover and for which we may be liable. Also, the necessity of integrating our internal controls over financial reporting with the CarePoint Business in order to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 may add additional cost and expense to acquisitions and expose us to the risk that we may not be successful in integrating our internal controls over financial reporting with that of the CarePoint Business on a timely basis. The occurrence of any of the foregoing could have an adverse effect on the trading price of our stock and future business and operations.

Following the acquisition of the CarePoint Business, our consolidated indebtedness is now greater than our indebtedness prior to the acquisition. The increased indebtedness and higher debt-to-equity ratio of our company may have the effect, among other things, of reducing our flexibility to respond to changing business and economic conditions and increasing borrowing costs. Our level of indebtedness could have important consequences. For example, it may: require a portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness, thus reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements; and limit our ability to obtain additional financing to fund working capital, capital expenditures, additional acquisitions or general corporate requirements.

Contract renewals, or lack thereof, with key revenue sources and key business relationships could result in less favorable pricing, loss of exclusivity, and or reduced distribution and access to customers, which could have an adverse effect on our business, financial condition and results of operations.

We are renegotiating, on a rolling basis, contracts and business relationships with key revenue sources, including Third Party Payors, Plan Sponsors, network pharmacies, and discount card brokers. Our future growth and success depends on our ability to maintain these relationships and renew such contracts on acceptable terms. However, we may not be able to continue to maintain these relationships which grant us access to certain customers and distribution channels. Any break in these key business relationships could result in lost contracts and reduce our access to certain customers and distribution channels. Further, when such contracts near expiration, we may not be able to successfully renegotiate acceptable terms. Any increase in pricing or loss of exclusivity could result in reduced margins. Accordingly, it is possible that our ongoing efforts to renew contracts and business relationships with such key revenue sources as Third Party Payors, Plan Sponsors, network pharmacies and discount card brokers could result in less favorable pricing, loss of exclusivity or even reduced access to customers and distribution channels, any of which could have an adverse effect on our business, financial condition and results of operations. As discussed in the risk factor titled “PBM client demands for enhanced service levels or possible loss or unfavorable modification of contracts with clients or providers could adversely affect our Consolidated Financial Statements,” contained in “Item 1A. Risk Factors” included in our Annual Report on Form 10-K/A for the year ended December 31, 2012, even when such contracts are renewed, they may renewed for only a short term or may be terminable on relatively short notice.

Changes in economic and operating conditions may result in a future goodwill and/or indefinite-lived intangible asset impairment charge.

PBM Services segment revenues have declined during the nine months ended September 30, 2013 as compared to the prior year primarily due to the termination of a large, low margin customer and due to declines in discount cash card volumes. The revenue declines have led to a decline in adjusted EBITDA attributable to this segment. In addition, the renegotiation of contracts with large pharmacy chains has reduced the profitability of the discount cash card business in the three months ended December 31, 2013. We have also experienced declines in the adjusted EBITDA of the Home Health Services segment during the three months ended September 30, 2013 primarily due to a shift in our revenue mix to lower margin services. In addition, the continuing weakness in the PBM Services segment may cause the need for additional working capital investments, adversely affecting our liquidity.

As a result of the continuing weakness in the performance of the Home Health Services segment, we may incur as of the year ended December 31, 2013 an impairment charge related to the carrying value of the goodwill and indefinite-lived assets associated with such segment. We will not know the amount of such impairment charge until the completion of our year-end audit for the year ended December 31, 2013.

Risks Related to Our Indebtedness

We incurred substantial indebtedness to refinance our prior indebtedness and also incurred substantial additional indebtedness to finance our acquisition of the CarePoint Business, which total indebtedness imposes operating and financial restrictions on us that, together with the resulting debt service obligations from such total indebtedness, may significantly limit our ability to execute our business strategy and may increase the risk of default under our debt obligations.

On July 31, 2013, we entered into the Senior Credit Facilities providing for (i) the Revolving Credit Facility in an aggregate principal amount of up to $75.0 million, (ii) the Term Loan B Facility in an aggregate principal amount of $250.0 million and (iii) the Delayed Draw Term Loan Facility (as defined under “Description of Other Indebtedness”) in an aggregate principal amount of $150.0 million with SunTrust Bank, Jefferies Finance LLC and Morgan Stanley Senior Funding, Inc., as lead arrangers, SunTrust Bank as administrative agent and a syndicate of lenders. A portion of the proceeds of the loans advanced to us on the closing date of the Senior Credit Facilities were used to refinance certain existing indebtedness of ours and our subsidiaries, including the repayment in full of all amounts outstanding under our prior credit facility with Healthcare Finance Group, the payment of the purchase price for our prior notes which were tendered and accepted for purchase in connection with a tender offer and the payment of the redemption price for the notes that remained outstanding after completion of such tender offer. The Delayed Draw Term Loan Facility was fully funded in connection with the closing of our acquisition of the CarePoint Business, and the proceeds were used to fund a portion of the purchase price for such acquisition. The proceeds of all other loans advanced under the Senior Credit Facilities will be used to fund working capital and other general corporate purposes of us and our subsidiaries, including acquisitions, investments and capital expenditures. Our indebtedness may significantly limit our ability to execute our business strategy.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after deducting expenses of the offering, including discounts to the initial purchasers, are estimated to be approximately $    million. We intend to use the net proceeds of the offering to repay amounts outstanding under the Senior Credit Facilities and for related fees and expenses. See “Summary — The Offering,” “Capitalization,” “Description of Other Indebtedness” and “Plan of Distribution.”

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of September 30, 2013 on a historical basis and on an as adjusted basis to give effect to the issuance of the notes and the use of the net proceeds thereof as described under “Use of Proceeds” as if the offering had been completed as of September 30, 2013. You should read this table in conjunction with “Use of Proceeds” and “Summary  — Summary Historical Consolidated Financial Data” in this offering memorandum and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in our annual report on Form 10-K/A and quarterly report on Form 10-Q incorporated by reference into this offering memorandum.

	As of September 30, 2013
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$—	$—
Debt:	—	—
Revolving Credit Facility(1)	15,037	—
Term Loan B Facility(2)	400,000	252,300
Notes offered hereby	—	200,000
Capital Leases	570	570
Total debt	415,607	452,870
Total stockholders’ equity	370,335	370,335
Total capitalization	$785,942	$823,205

(1)	The Revolving Credit Facility provides for borrowings of up to $75.0 million of which $55.2 million was available as of September 30, 2013 for working capital and general corporate purposes (after giving effect to $4.8 million of outstanding letters of credit at September 30, 2013). As of January 31, 2014, $51.8 million was drawn under our Revolving Credit Facility (in addition to $4.8 million of outstanding letters of credit at such date).
(2)	The Term Loan B Facility balance represents the principal outstanding as of September 30, 2013. On December 31, 2013, a scheduled quarterly amortization payment equal to 1.25% or $5.0 million was made reducing the total outstanding principal to $395.0 million. As adjusted term loan balance reflects repayments made with excess proceeds from this offering after repaying the outstanding revolver balance in full and all transaction fees and expenses as of January 1, 2014.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured First Lien Credit Agreement

On July 31, 2013, we entered into (i) a senior secured first-lien revolving credit facility in an aggregate principal amount of $75.0 million (the “Revolving Credit Facility”), (ii) a senior secured first-lien term loan B in an aggregate principal amount of $250.0 million (the “Term Loan B Facility”) and (iii) a senior secured first-lien delayed draw term loan B in an aggregate principal amount of $150.0 million (the “Delayed Draw Term Loan Facility” and, together with the Revolving Credit Facility and the Term Loan B Facility, the “Senior Credit Facilities”) with SunTrust Bank, Jefferies Finance LLC and Morgan Stanley Senior Funding, Inc. The advances under the Senior Credit Facilities bear interest at a floating rate or rates equal to the Eurodollar rate plus 6.00% or the base rate plus 5.00% as specified in the Senior Credit Facilities, provided that the Senior Credit Facilities provide for such pricing to decrease upon the occurrence of certain triggering events. As of September 30, 2013, the interest rate was approximately 6.5%. The interest rates applicable to the Revolving Credit Facilities may vary in the future depending on the Company's consolidated net leverage ratio.

The Revolving Credit Facility matures on July 31, 2018 at which time all principal amounts outstanding are due and payable. The Term Loan B Facility and the Delayed Draw Term Loan Facility each mature on July 31, 2020 and require equal consecutive quarterly repayments of 1.25% of the original principal amount funded commencing on December 31, 2013. Once repaid, amounts under Term Loan B Facility and the Delayed Draw Term Loan Facility may not be reborrowed. The Senior Credit Facilities are secured by substantially all of our and our subsidiaries' assets.

The Senior Credit Facilities contain customary events of default that include, among others, non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross-defaults to material indebtedness and events constituting a change of control. The occurrence of certain events of default may increase the applicable rate of interest by 2% and could result in the acceleration of our obligations under the Senior Credit Facilities to pay the full amount of the obligations. If we draw down in excess of 25% of the available borrowing capacity under the Revolving Credit Facility, the net leverage covenants under the Revolving Credit Facility will become applicable such that our consolidated net leverage ratio will not be permitted to exceed certain thresholds so long as borrowings under the Revolving Credit Facility continue to exceed 25% of the available borrowing capacity thereunder. The required maximum consolidated net leverage ratio thresholds for the Revolving Credit Facility are defined for each measurement quarter. The Term Loan B Facility and Delayed Draw Term Loan Facility are not subject to any financial covenants.

On December 23, 2013, we entered into the First Amendment to the Senior Credit Facilities, pursuant to which the Company obtained the consent of the required lenders under the Senior Credit Facilities to enter into the Settlement Agreement and to begin making payments thereunder in accordance with its terms.

On January 31, 2014, we entered into the Second Amendment (the “Second Amendment”) to the Senior Credit Facilities, which, among other things (i) provided additional flexibility with respect to compliance with the maximum net leverage ratio for the fiscal quarters ending December 31, 2013 through and including December 31, 2014, (ii) provided additional flexibility under the indebtedness covenants to permit (x) up to $150 million of second-lien debt and (y) up to $250 million of unsecured bonds, provided that 100% of the net proceeds are applied first to the Revolving Credit Facility, with no corresponding permanent commitment reduction, and then to the Term Loan B Facility, (iii) provides the requisite flexibility to sell non-core assets, subject to the satisfaction of certain conditions, and (iv) increased the applicable interest rates for the Senior Credit Facilities until the occurrence of certain triggering events.

Upon the completion of this offering, the application of the proceeds as described under “Use of Proceeds,” and the delivery of the financial statements for the relevant fiscal period, the applicable interest rates for the Senior Credit Facilities will revert to the rates in effect prior to the effectiveness of the Second Amendment.